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FOR IMMEDIATE RELEASE


REGENERON SELLS $200 MILLION OF
CONVERTIBLE SENIOR SUBORDINATED NOTES


Tarrytown, NY - (October 12, 2001) -- Regeneron Pharmaceuticals, Inc. (NASDAQ:
REGN) announced today that it has entered into a purchase agreement providing for the sale of $200 million aggregate principal amount of convertible senior subordinated notes due 2008, reflecting an increase in the size of the offering from $150 million. In addition, the company has granted the initial purchasers an option to purchase an additional $50 million in principal amount of notes. The notes will accrue interest at a rate of 5.50% per year and will be convertible into shares of Regeneron common stock at a conversion price of $30.25. The notes are redeemable by the company at any time if certain conditions are satisfied. The offering will be made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended, and is expected to close on or about October 17, 2001. Regeneron expects to use the net proceeds from this offering for development of its drug candidates, expansion of its manufacturing facilities, research, working capital, and general corporate purposes.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act and applicable state securities laws or applicable exemptions from registration requirements. Regeneron will file a registration statement for the resale of the notes and the shares of common stock issuable upon conversion of the notes within 90 days after the closing of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. The press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.

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Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic drugs for the treatment of serious medical conditions. Regeneron's platform technologies include Targeted Genomics(TM), Functionomics(TM), and Designer Protein Therapeutics(TM). Regeneron has drugs in clinical trials for the potential treatment of obesity and rheumatoid arthritis, and has preclinical development programs in cancer, asthma, allergies, and other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2000. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

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Contact:    Charles Poole
            Vice President, Investor Relations
            Regeneron Pharmaceuticals, Inc.
            charles.poole@regn.com
            (914) 345-7641